EXHIBIT 10.xlv

                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                                WESTERN DIVISION
                        312 NORTH SPRING STREET, ROOM G-3
                              LOS ANGELES, CA 90012
                                  213-894-4445
(seal)
SHERRI R. CARTER
Clerk of Court


                           COURT INTERPRETER SERVICES

                           DECLARATION OF INTERPRETER


I, the undersigned say I am an Official Court interpreter of English and Russian. I certify that the attached translation from Russian into English is true and correct to the best of my abilities and belief.

                           DESCRIPTION OF DOCUMENT(S)

                                General Agreement
                       between Nevada Manhattan Group, Co.
                          of Calabasas, California and
                      OAO "Sibnefteprovod", Tyumen, Russia

LEGEND: All text in the translation contained in brackets ([ ]) represents translator's comments or explanatory remarks.


Executed this 4th day of February, 1999, at Agoura Hills, California.


Varvara Olson
--------------

/s/ Varvara Olson
------------------
Signature of Interpreter

Case No.  N/A

Case Name:   N/A

No. of words:   1185

                                GENERAL AGREEMENT

                                     BETWEEN

                      NEVADA MANHATTAN GROUP, INCORPORATED
                            OF CALABASAS, CALIFORNIA

                                       AND

                              OAO "SIBNEFTEPROVOD"
                               of TYUMEN, RUSSIA

                                GENERAL AGREEMENT

City of Moscow                                                "___"  ______1999

This General  Agreement is entered  into by and between the  following  parties:
"Nevada Manhattan Group Co.", hereinafter referred to as NMG, an open joint-stock corporation incorporated in compliance with the US legislation, having its central office located at: 5038 N. Parkway Calabasas, Suite 100, Calabasas, California 91302, on the one hand, and
"Sibnefteprovod", hereinafter referred to as SNP, an open joint-stock company incorporated in compliance with the legislation of Russia, having its central office located at: 625048, Russia, Tyumen, Respubliki st., 139, on the other hand, hereinafter referred to as the Parties to this General Agreement.

1.   THE SUBJECT OF THE GENERAL AGREEMENT.

1.1. SNP carrying out its production activity is interested in the acquisition of the following:
     - information on new technologies and equipment that can be used in its activity, as well as accessible data on possible suppliers of existing technologies and equipment from the point of both their business skills and their competitiveness and prospects for the offered services, products and equipment;
     - consultations and explanations on the issues of the validity of potential deals with foreign partners, development of an effective financial and technical policy;
     - an optimal design (texts) of contacts, agreements and other documents reflecting financial, equity, technical, technological and other deals and procedures;
     - professional support during negotiations, transaction of deals and their enforcement;
     - access to the protection of its deals on the part of the international financial system;
     - procurement of credits and investments from international organizations and foreign financial, manufacturing and other entities;
     - and other acts providing protection of its interests and the interests of its partners outside of Russia.

Considering the above stated, SNP has established a business relationship with NMG as a firm that has offered its experience and skills to solve the current problems.

1.2 Understanding the tasks facing SNP, having practical experience in their resolution, attesting to its reliability and professionalism, NMG has established a partner relationship with SNP and is willing to render assistance to SNP as an agent, representative and partner in the preparation and implementation of specific projects, programs and contracts of SNP as well as to initiate and offer to the latter its programs and projects for joint realization.

2.   ORGANIZATION OF WORKS WITHIN THE FRAMEWORK OF THE GENERAL AGREEMENT

2.1 This General Agreement is grounds for transacting agreements, protocols, treaties, contracts on any kind of activities between the Parties. The performance of activities within the framework of this General Agreement is limited by the bans and restrictions imposed by the legislation of the USA and Russia as well as by the legislature of the countries or the world community under whose jurisdiction various types of activities can be carried out.

2.2 Coordination of activities within the framework of this General Agreement can be attained in the form of written agreements, treaties and contracts on the decision of the Parties.

3.     AUTHORIZED PERSONNEL.

3.1  Under  this  General   Agreement,   the  Parties  designate  the  following
     authorized persons:

3.1.1. On the part of SNP the assignees are: General Director and persons authorized by the General Director power of attorney.

3.1.2 On the part of NMG, the authorized persons on the basis of issued powers of attorney are:
     -    Neil H. Lewis, Secretary of the Board of Directors;
     -    Tetsuo Kitagawa, Chief Financial Officer.

3.2 Authorized individuals may be unilaterally added or replaced by each of the Parties in the form of a written note signed by a superior official designated under the Charter of each Party to this General Agreement.

3.3 The assigned person authorized to sign by the power of attorney under this Agreement is entitled on behalf of the Party, which it represents:
     -    to represent its Party's interests;
     - to negotiate the issues of the Parties' activities under the present General Agreement.

4.   THE MAIN TRENDS OF ACTIVITIES

4.1 The Parties that have signed the present General Agreement have determined the following main trends of their activities considering the requirements and interests of SNP and those stated in p.1.1 of this General Agreement;
     - financing of maintenance operations and updating of the SNP production system on a long-term basis;
     - attraction of long-term financial funds for the development of the SNP infrastructure;
     - preparation and, in case of a positive decision of SNP, implementation of contracts on the equipment deliveries to meet the SNP demands, engineering, research and development technologies, and other activities;
     - those issuing from the realization of specific contracts and agreements: organization and performance of marketing research, examinations, audits of SNP counteragents, legal support for the SNP signed treaties, protocols, agreements and contracts from the point of counteragents and international law requirements.

4.2 Within the framework of the main trends of activities determined by this General Agreement, SNP and NMG may act as counteragents, consultants and others.

5.   FINANCING AND SETTLEMENTS.

5.1 This General Agreement is not grounds for the execution of mutual financial claims. This General Agreement may not be grounds for claims of any kind.
     5.2 Financing and payments within the framework of this General Agreement are made on the basis of the contracts, treaties, agreements, and protocols signed by authorized persons.

6.   General Provisions.

6.1 This General Agreement shall be valid until it is replaced by an updated agreement, before the decision of one of the Parties to suspend or rescind it unilaterally. Unilateral suspension of this General Agreement is possible only in case of the complete fulfillment of entire obligations by the Parties in conformity with p. 5.2.

6.2 The text of the present General Agreement is executed in the Russian language and translated into English. Equally valid are the two original Russian documents with the original signatures and two original English translations thereof with the original signatures. The mentioned texts executed in Russian and English have equal validity.


On behalf of "Nevada Manhattan Group,Co"      On behalf of OJSC "Sibnefteprovod"

s/s Tetsuo Kitagawa                           /s/ G.G. Khoperskiy

Tetsuo Kitagawa                               G.G. Khoperskiy
Chief Financial Officer                       General Director


/s/ Neil H. Lewis                             /s/ A. A. Tchmutin

Neil H. Lewis                                 A.A. Tchmutin
Secretary of the Board of Directors           Deputy General Economy Director

[Seal of Nevada Manhattan Group, Inc.]

(end of certified translation)

Page A.1

Appendix  A  to Exhibit 10.(xlv)
[not a certified translation]

                                 SIBNEFTEPROVOD

                  HISTORY, CURRENT STATUS AND FUTURE DIRECTION


                            LEGAL STATUS AND FUNCTION

     A Shareholding company of the open type "Sibnefteprovod" has been founded in accordance with the Decree of the President of the Russian Federation #143 of 17.11.92. "On features of privatization and reorganization into shareholding companies of state enterprises, production and scientific organizations in the oil, oil refining and petroleum product industries" and also Decree #21 of 01.07.92. "On practical steps in regard to reorganization of state enterprises, voluntary unions of state entities into shareholding companies". OAO "Sibnefteprovod" has been founded by the Decree of the State Committee of the Russian Federation on state property # 975-p of 5.05.94 and is the successor of the Production Union of main pipe lines of Western and Northwestern Siberia.

     The shareholding company is engaged in the following kinds of activities:

     o    pumping oil through main pipe lines;
     o oil supply to consumers, connected to main pipe lines, including export;
     o storage of oil based on balances, carrying capacity of pie lines and considering interests of producers and consumer.

                                     HISTORY

     The history of OAO "Sibnefteprovod" began in 1967 when by Decree of the Minister of oil industry of the RF #480 of October 19th "On operation of pie line Ust-Balyk - Omsk" the "Department of Main Pipe Lines of Western and North-Western Siberia (Tyumen)" was founded. It included two pie line departments (PLD) in Surgut and Tobolsk. The Department was created on the base of the Ust-Balyk pipe line, still under construction, with the aim of running pipe lines already in existence and construction of new ones for extensive exploitation of the Tyumen oil field.

     Discovery of new oil fields in northern Tyumen region and construction of new main pipe lines and pumping stations caused structural changes in the Department and as of January 1, 1986, it already included eight pipe line divisions. By Decree of the Minister of the oil industry # 95 of 13.03.91, "On renaming of Glavtransneft organizations" the Department was transformed into "Production Union of Main Pipe Lines of Western and North-Western Siberia."

                               SCOPE AND STRUCTURE

     At the present OAO "Sibnefteprovod" is running main pipe lines 9618 km in length, with the diameter of 530 ... 1220 mm, 83 oil pumping stations
     (OPS), 18 reservoir parks with total capacity of 2.5 mln. cubic meters. The volume of pumped oil in 1996 amounted to 186.7 mln. tons, cargo turnover -
     184.8 billion t/km. OPS are equipped with 418 pumps, capacity up to 12,500 cubic meters per hour, with electrical engines up to 8,000 kW.

Page A.2

     OAO "Sibnefteprovod" has eight pipe line divisions (PLD); Tyumen, Surgut, Tobo, Nefteyugansk, Nizhnevartovsk, Ishim, Uray and Noyabr; a repair plant (Tyumen); a start up division (Surgut), a production maintenance and supply facility (Tyumen) and the company "Sibtruboprovodstroy" (Tyumen). The total number of engineering staff, workers and administration personnel - 11,000.

     Electrical supply is provided by shareholding companies "TyumenEnergo", "SverdlovEnergo", "KurganEnergo" and OmskEnergo".

     All OPS and reservoir parks of OAO "Sibnefteprovod" are equipped with automated systems, 7 OPS have telemechanic systems, which covers 96% of the total, and 5419 km of the pipe line length.

     OAO "Sibnefteprovod" is running 1236 cathode defense stations, 20 drainage defense stations, 510 protectors, which ensures corrosion protection for 9,372 km of pipe lines (97.5% of the total length). Electrical supply for the linear equipment is provided by bytrack power lines with the total length of 4,071 km.

     As of January 1, 1992 OAO "Sibnefteprovod" is providing oil transportation services on the basis of pipe oil transportation tariffs.

     The financial and economic  state of the  shareholding  company  during the
     period  of  authorization  by  governmental   bodies  of  tariffs  for  oil
     transportation services were characterized by different stages.

     In 1992-1994, the principles of evaluation of oil transportation costs were in the process of formation, inflation rates were high, oil production was declining considerably, financial state of the shareholding company was unstable.

     In 1995-1996, tendencies of economic stabilization emerged, inflation rates slowed down, main principles of oil transportation costs formations were worked out at all levels of governmental control. At this period the financial state of "Sibnefteprovod" was stable.

Page A.3

       Main indices of "Sibnefteprovod's" work during said period are stated in the table.

                       BASIC TECHNICAL-ECONOMIC INDICATOR

                             Measurement
    Indicators               Units             1992      1993     1994      1995     1996
    ----------               -----            ------    ------   ------    ------   ------

1.  Volume of transported    Thousands        160368    226392   201588    190807   186700
    oil                      Tons

2.  Cargo turnover           Millions tons    253237    221462   195282    195282   184796

3.  Average daily            Number of          9566     10718    10592     10592    10925
    Workforce                People

4.  Labor productivity in    Thousand          38047     31624    27043     25937    25670
    Pipeline transportation  Ton/km

The oil transportation tariff structure, approved by OAO "Sibnefteprovod" for 1995-1997 has somewhat changed during the last years. Thus, expenditures for ensuring safety in oil transportation constitute more than one-third of the tariff profits and increased in 1996 by 3.3%. Due to the introduction starting May 1, 1996 of duties for oil transportation, taxes to the federal budget increased and amounted to 23.9% of the tariff in 1996 and 26.4% in 1997.


                  INDICATORS OF FINANCIAL AND ECONOMIC ACTIVITY

    Indicator                        Measurement units          1995        1996
    ---------                        -----------------          ----        ----
1.  Cargo turnover of crude oil      Millions of tons      185,919.8   184,796.6
                                        x km

2.  Total income (without VAT and    Thousands of USD        758,028   1,165,454
    Excise taxes)

3.  Hard currency income             Thousands of USD         11,064      21,495
    (included in p.r.)

4.  Balance profit                   Thousands of USD        389,937     348,355

5.  Final profit                     Thousands of USD         63,410     260,000

6.  Credits (debts to be received)
       Short term                    Thousands of USD        140,765     163,506
       Long term                     Thousands of USD              0           0

7.  Debit (debts to be Paid
       Short term                    Thousands of USD         71,711     119,698
       Long term                     Thousands of USD             37           0

8.  Debt to the Federal budget       Thousand of USD               0           0
     (tax debt)

Page A.4

Liquidity and financial stability of the enterprise on the basis of analysis of accounting balances for the above mentioned years is characterized by the following ratios:

       Indicator                             1995                   1996
       ---------                             ----                   ----
       Ratio of general liquidity           1,257                  1,333
       Ratio of absolute liquidity          0,356                  0,339
       Ratio of general solvency            0,908                  0,924
       Ratio of autonomy                    9,878                 12,152
       Altman's indictor (Z)                 6.16                   7.38

       Z greater than 3 - low probability of bankruptcy


                            COST REDUCTION ACTIVITIES

     Simultaneously with the introduction of federal duties, in spite of continuing inflation processes in the country, reconsideration of the tariff after February 1, 1996 has been practically put on hold . In order to maintain the stable financial position of OAO "Sibnefteprovod" in 1996 work began on lowering of the financial burden on the tariff and work continued on bringing down maintenance costs and expenses from profits. First of all, based on Decrees of the President of the RF and resolutions of the government housing projects, kindergartens, etc. were transferred to municipal property.

     Besides that a number of small unprofitable firms were liquidated.

     In 1997 OAO "Sibnefteprovod" has developed and presented for approval its "Program of improvement of organization and production structure up to 2010." It entails the following steps:

     o    conservation of oil pumping stations.
     o    effective retirement (transfer) of non running pipe lines
     o    transfer of housing, kindergartens, etc. to municipal property
     o liquidation of non profitable farms and removal of other agricultural enterprises from the shareholding company
     o reorganization of other auxiliary structures, servicing the technological process of oil transportation, into self supporting entities
     o other steps directed to decrease of running expenses for oil transportation.

                       FUTURE INITIATIVES AND PROJECTIONS

     It is assumed that as a result of these steps, outlined in the Program, maintenance costs and expenses from profit (in 1997 prices) will be lowered by 37.8 billion Rb in 1997, by 130.1 billion Rb in 1998, by 147.9 billion Rb in 1999 and by 160.9 billion Rb in 20000. This will enable to lower the financial burden on the tariff and to ensure financial stability of OAO "Sibnefteprovod".

     One of our main goals is to increase safety in oil transportation and ensure that no accidents occur. To achieve this goal the following steps have been taken in 1997:

     o together with the Center for Technical diagnostics of AK "Transneft" 1,133 km of pipe line have been inspected by profile measurer "Kaliper" and 2,687 km by defectoscope "Ultraskan"

     o at the Ust-Balyk Omsk pipe line 161 km will be put into operation together with bytrack constructions.

     o    at the Shaim - Tyumen  pipe line 40 km of pipes  have been  replaced

     o parametric system for leak detection has been installed at the Tyumen-Yurgamysh sections of Nizhnevartovsk-Kurgan-Kuybishev and Ust-Balyk-Almetyevsk pipe lines; the system covers 11 underwater crossings.

Page A.5

     Western Siberia is a land of rivers, lakes and swamps. Pipe lines cross such big and navigable rivers as Ob and Irtysh. In order to ensure safe running of underwater crossings OAO "Sibnefteprovod" constantly monitors the situation, starting in 1995 there are annual regional drills on liquidation of underwater crossings breakdowns, much attention is paid to diagnostic checks. By 1997 562 km of reserved pipe lines have been checked. In the current year we plan to use defectoscope "Ultrascan" on 12 out of 20 reserved underwater pipe lines with the total length of 475 km. All work on inner pipe diagnostics for main pipe lines of OAO "Sibnefteprovod" are conducted strictly in accordance with the plans of AK "Transneft".

     OAO "Sibnefteprovod" pays much attention to issues of implementation of new technologies, latest achievements of science and technology. This is realized in various forms of cooperation with the country's largest scientific centers on issues of safety increase on main pipe lines. We sustain business contacts with scientific and designing organizations of Moscow, Ufa, Novosibirsk, Yekaterinburg, Kazan, Tyumen and other cities; with said organizations we have signed contracts regarding development and creation of new equipment for pipe line maintenance.

     The staff of OAO  "Sibnefteprovod" is successfully coping with is main task
     - pumping oil from the Tyumen region. OAO "Sibnefteprovod" provides services on transportation of oil, stable gas condensate and stable gasoline. Fifty one metering units accept products for transportation from shareholding oil producing companies, joint and geological enterprises, AO "Sibneftegaspererabotka" (gas refinery), GP "Surgutgasprom" (condensate stabilization plant), all of which are customers serviced in accordance with contracts signed with AK "Transneft".

     OAO "Sibnefteprovod" transfers oil for further transportation to four allied shareholding companies: OAO "Uralo-Siberian main pipe lines", OAO "North-Western main pipe lines", OAO "Transsiberian main pipe lines" and OAO "Main pipe lines of Central Siberia".


     PROGNOSIS OF INDICATORS OF FINANCIAL AND ECONOMIC ACTIVITY IN 1997-2001


                         Measurement
     Indicators          Units            1997       1998      1999         2000         2001
     ----------          -----           -------   -------    -------     ---------    ---------

1.   Cargo turnover      Mln ton/km      173,655   198,448    199,448       210,448      214,317
     Of crude oil

2.   Total income        Thousands       839,333   959,166    964,166     1,017,166    1,035,833
                         of USD

3.   Balance profit      Thousands       251,799   287,750    289,249       305,150      310,750
                         Of USD

4.   Annual value of     Thousands       145,881   147,958    148,996       150,035      150,886
     Assets write-off    Of USD
     (amortization)

Page A.6

                      PERSONNEL QUALIFICATIONS AND TRAINING

     These days work efficiency of any enterprise depends largely on the staff, its qualifications, flexibility in regard to the changing economic situation, cultural level, traditions and many other factors that define the notion "personnel".

     From the beginning and up till today the management of OAO "Sibnefteprovod" has paid considerable attention to issues of constant training and raise of qualification of its personnel. A special school within the framework of the unique Tyumen training center, the only one in Russia, offers more than 30 subjects. The center has modern equipment and training facilities. More than 18,000 specialists have passed through the center during the last 20 years. Strong ties are established with the Tyumen state oil and gas university, which trains specialists for the oil and gas complex, and its subsidiaries.

     At the present a special program for personnel, including the executive level, is under elaboration. A large number of leading specialists of OAO "Sibnefteprovod" completed training in USA, Germany and Canada.

     All 16 divisions of OAO "Sibnefteprovod" participated in the annual competition for the best rationalization proposal and as a result there are five patents of the Russian Federation and several positive decisions on inventions.

     OAO "Sibnefteprovod" takes an active part in world and Russian oil and gas shows. This enables to establish ties with foreign and local companies - equipment and materials producers.


                          CORPORATE POLICIES AND GOALS

     Everything we do has one goal - to solve our main problems. Among day to day routines we try not to lose sight of the most important issues. Pipe lines of OAO "Sibnefteprovod" have been constructed during the 70's and 80's. They have been in operation for 15 to 25 and even more years. Their construction and running was always done under extreme conditions: low temperatures, marsh ridden lands, etc. Aging of pipe lines, stationary and linear equipment leads to greater breakdown possibilities. That is why the policy of OAO "Sibnefteprovod" is mostly aimed at increasing safety of main pipe lines, its equipment and structures, based on methods of non destructive diagnostics. Test results are loaded into computers which determine the first and foremost tasks regarding repairs, reconstruction and optimal allotment of finances.

     OAO "Sibnefteprovod" has a considerable reservoir park. The greater part of these reservoirs were constructed 10 to 20 years ago. As a result of complex testing during the last years the presence of pitting corrosion has been discovered. The outcome was an increase in capital repairs. For each of the reservoirs a draft on capital repairs is completed based on testing results.

     More attention will be paid by OAO "Sibnefteprovod" to further improvement of automatic and telemechanic systems - from local systems to the united automated management system for AK "Transneft".

Page A.7

     Changes in oil  production  volumes in the Tyumen  region imply  changes in
     pumping  technology  and  that,  in  its  turn,   determine  equipment  and
     structures optimization.

     This so-called optimization process is one of the main tasks for the whole staff. Complete or partial deletion of pipe lines, OPS that can be excluded from the pumping process is one of the main steps in the right direction.

     Another part of the same process is personnel redistribution within the shareholding company, setting priorities in regard to capital repairs and reconstruction of pipe lines, reservoir parks and OPS.

     OAO "Sibnefteprovod" implements a wide scale program aimed at improvement of living conditions for its personnel and social infrastructure.